UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25007	30-0280392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane
Chandler, AZ  85224
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 961-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of March 4, 2009, ProLink Holdings Corp. (the “Company”) and its wholly-owned subsidiary ProLink Solutions LLC (“ProLink Solutions” and, together with the Company, the “ProLink Entities”), entered into a letter agreement (the “Amendment”) with Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore”), PSource Structured Debt Limited (“PSource”), Calliope Capital Corporation (“Calliope” and, together with Valens U.S., Valens Offshore and PSource, the “Lenders”) and LV Administrative Services, Inc., as collateral agent for the Lenders (the “Agent” and, together with the ProLink Entities and the Lenders, the “Parties”). The Amendment amended certain provisions of that certain Amended and Restated Security Agreement, entered into by and among the Parties, dated as of March 31, 2008 (the “Security Agreement”), as amended by that certain Letter Agreement, entered into by and among the Parties and effective as of December 11, 2008 (the “Letter Agreement”), as disclosed in those certain Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2008 and December 17, 2008.

In connection with the credit facility made available under the Security Agreement (the “Credit Facility”) the Lenders had agreed to provide loans to the ProLink Entities in the aggregate amount of $12,100,000, consisting of an Amended and Restated Secured Revolving Note, as amended, issued to Calliope in the amount of $6,000,000, and Amended and Restated Secured Convertible Term Notes issued to each of Valens U.S., Valens Offshore and PSource, in the principal amounts of $1,465,325.27, $2,298,374.73 and $2,336,300.00, respectively (collectively, the “Term Notes”).  Pursuant to the Amendment, the Parties agreed to amend the Security Agreement to provide, among other things, that Valens U.S. make a term loan to the ProLink Entities in the amount of $1,400,000 (the “Term Loan”), to be evidenced by a Secured Term Note (the “Secured Term Note”). The Secured Term Note requires the payment of principal upon maturity on April 3, 2009 (the “Maturity Date”), subject to acceleration upon the occurrence of an event of default. The Secured Term Note bears an interest rate equal to 17% per annum (calculated on the basis of a 360 day year, and which interest is payable on the Maturity Date, whether by acceleration or otherwise) and may be increased by 7% upon an event of default.

In connection with the Amendment and the Term Loan, the Company issued to Valens U.S. a common stock purchase warrant (the “Warrant”) to purchase up to 20% of the outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on a fully diluted basis, including all Common Stock issuable upon conversion or exercise of securities convertible into or exercisable for Common Stock (including the Common Stock issuable upon exercise of the Warrant on such date) having a conversion or exercise price equal to or less than 115% of the Common Stock’s fair market value, subject to reduction for prior exercises thereunder. As of the date of issuance, the Warrant was exercisable for 12,827,296 shares of Common Stock. In the event the outstanding principal balance under the Secured Term Note, together with all accrued and unpaid interest thereon and all fees and expenses owing to the holder of the Warrant in connection therewith, have not been repaid in full on or prior to April 6, 2009, the number of shares of Common Stock for which the Warrant is exercisable shall increase to equal 80% of the outstanding shares of Common Stock on a fully diluted basis, subject to reduction for prior exercises. The Warrant contains issuance limitations prohibiting the holder from exercising the Warrant to the extent that such exercise would result in beneficial ownership of the holder or its affiliates equal to more than 9.99% of the outstanding shares of Common Stock.

In connection with the Amendment, the Company entered into an Amendment to Amended and Restated Registration Rights Agreement (the “Registration Rights Amendment”) with the Lenders, which amended certain provisions of that certain Amended and Restated Registration Rights Agreement by and among the Company and the Lenders, dated as of March 31, 2008, as amended by the Letter Agreement, and as disclosed in those certain Current Reports on Form 8-K filed with the SEC on April 15, 2008 and December 17, 2008. Pursuant to the Registration Rights Amendment, the Company is obligated to register for resale the shares of Common Stock issuable upon exercise of the Warrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 4, 2009, the Company executed the Amendment, the material terms of which are described under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the securities issued in connection with the Credit Facility is incorporated herein by reference. The securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: March 10, 2009	/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer